Exhibit 4.6

PLUG POWER INC.

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Plug Power, Inc., a Delaware corporation, has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, referred to herein as the Exchange Act: common stock, par value $0.01 per share,  referred to herein as the Common Stock.  The following description sets forth certain material terms and provisions of the Common Stock. This description also summarizes relevant provisions of the Delaware General Corporation Law, referred to herein as the DGCL. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of the DGCL and our Amended and Restated Certificate of Incorporation, as amended from time to time, referred to herein as the Certificate of Incorporation, and our Fourth Amended and Restated Bylaws, as amended from time to time, referred to herein as the Bylaws, copies of which are incorporated by reference as an exhibit to our Annual Report on Form 10‑K of which this Exhibit 4.6 is a part. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information.  References in this Exhibit 4.6 to “Plug Power,” the “Company,” “we,” “our” or “us” refer to Plug Power Inc.

General

Authorized Shares

The Certificate of Incorporation authorizes us to issue up to 755,000,000 shares, of which (i) 750,000,000 shares are classified as shares of Common Stock, and (ii) 5,000,000 shares are classified as preferred stock, par value $0.01 per share, consisting of 170,000 shares of Series A Junior Participating Cumulative Preferred Stock, 10,431 shares of Series C Redeemable Convertible Preferred Stock, 35,000 shares of Series E Convertible Preferred Stock and 4,784,569 shares of undesignated preferred stock.  As of December 31, 2020, there were no shares of Series A Junior Participating Cumulative Preferred Stock, no shares of Series C Redeemable Convertible Preferred Stock outstanding, and no shares of Series E Convertible Preferred Stock outstanding.Power to Issue Additional Shares of Common Stock and Preferred Stock, and Reclassify Shares of Stock

Additional shares of authorized Common Stock and preferred stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable securities exchange requirements. The Certificate of Incorporation authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series into other classes or series of stock. Prior to the issuance of shares of each class or series of preferred stock, the Company’s board of directors will set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Voting Rights

The holders of Common Stock possess exclusive voting rights in us, except to the extent our board of directors specifies voting power with respect to any other class of securities issued in the future. Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Stockholders do not have any right to cumulate votes in the election of directors. Consequently,the holders of a majority or, in certain circumstances, a plurality of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. In an uncontested election, a director nominee will be elected to the board of directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a contested election, or otherwise where the number of director nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law.

Dividend and Liquidation Rights

Subject to the preferences that may be applicable to any then outstanding preferred stock, each holder of our Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Terms of Conversion, Sinking Fund Provisions, Redemption

All of the outstanding shares of Commons Stock are, and the shares of Common Stock issued upon the conversion of any securities convertible into our Common Stock will be, duly authorized, fully paid and nonassessable. Holders of our Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of any series of our preferred stock that we may designate and issue in the future.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Certificate of Incorporation and Bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
•	provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;
•	generally require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any uncontested election of directors to elect all of the directors standing for election, if they should so choose); and

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provide that, except as otherwise required by statute and subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the directors then in office.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least two-thirds of our then outstanding Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc. The transfer agent and registrar’s address is 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania, 19103.

Stock Exchange Listing

Our Common Stock trades on the NASDAQ Capital Market under the symbol “PLUG.”